Exhibit 10.69
TENTH AMENDMENT
TO THE
TRUIST FINANCIAL CORPORATION 401(K) SAVINGS PLAN
(August 1, 2020 Restatement)

WHEREAS, the Truist Financial Corporation Pension Plan (the “Plan”), formerly named the BB&T Corporation 401(k) Savings Plan, was originally adopted effective as of July 1, 1982;
WHEREAS, the Plan was most recently restated effective as of August 1, 2020;
WHEREAS, the Company wishes to amend the Plan to clarify the discretionary matching contribution formula; and
WHEREAS, Section 9.3 of the Plan provides that the Company’s Board of Directors may amend the Plan at any time and from time to time.
NOW, THEREFORE, the Plan is hereby amended in the respects hereinafter set forth, effective as of January 1, 2024:
1.    A new Section 1.1.15 is added to the Plan to read as follows:
1.1.15    “Discretionary matching contribution account” means the subaccount of the participant that is credited with discretionary matching contributions on behalf of the participant to the plan pursuant to Section 2.2.1(d).
2.    The last paragraph of Section 2.2.1 of the Plan shall be moved to a new Section 2.2.1(d), and be amended to read as follows:
(d)    Effective for the Plan Years beginning on or after January 1, 2024, a Participating Employer may make a discretionary matching contribution for participants, except participants covered in Section 2.2.1(c) above. The discretionary matching contribution shall be allocated to the participant’s discretionary matching contribution account. This discretionary matching contribution shall be determined on a payroll period basis, and contributed to a participant’s discretionary matching contribution account no later than the March 31st following the end of the Plan Year. The discretionary matching contribution shall be made in an objectively determined group of participants and allocated in an objectively determinable manner as determined by the applicable Participating Employer. The discretionary matching contribution shall not be made on salary reduction contributions in excess of 6 percent of compensation, and the discretionary matching contribution shall not exceed 4 percent of compensation. Further, no highly compensated employee may receive a greater rate of discretionary matching contribution than a non-highly compensated employee making the same rate of salary reduction contributions, and the rate of discretionary matching contributions cannot increase as a participant’s rate of salary reduction contributions increases.

Exhibit 10.69

3.    Section 4.3 of the Plan is amended to read as follows:
4.3     Distributions Prior to Age 59½. In accordance with procedures adopted by the Committee, a participant who has not yet attained age 59½ may withdraw all or any portion of his voluntary contribution (after-tax) account, if any, his Employer supplemental matching contribution account, if any, his Employer discretionary matching contribution account, if any, his Employer profit sharing contribution account, if any, his ESOP account, if any, his prior plan account, if any, and his rollover account, if any. For participants who have not yet attained age 59½, only two pre-termination withdrawals may be made by a participant during each plan year under this Section 4.3. Notwithstanding the foregoing, no amount shall be withdrawn from the Employer supplemental matching contribution account, the Employer discretionary matching contribution account, the prior plan account (excluding for this purpose any amount attributable to after-tax employee contributions), his Employer profit sharing contribution account or the ESOP account unless the participant has been a participant in the plan (including for this purpose his participation in the predecessor plan) for at least 60 months or unless the amounts being withdrawn have been in the participant’s account (including for this purpose his account maintained under the predecessor plan) for at least 24 months. The balance in the participant’s account available for withdrawal pursuant to the provisions of this Section 4.3 shall be determined as of the date the withdrawal request is actually processed by the Trustee. Any withdrawal made pursuant to this Section 4.3 shall be withdrawn by the Trustee from the participant’s separate accounts described below in the following order of priority:
4.3.1    voluntary contribution (after-tax) account;
4.3.2    the portion of the participant’s prior plan account attributable to after-tax employee contributions and earnings thereon;
4.3.3    the remaining portion of the participant’s prior plan account;
4.3.4    Employer profit sharing contribution account;
4.3.5    Employer supplemental matching contribution account;
4.3.6    Employer discretionary matching contribution account;
4.3.7    rollover account; and
4.3.8    ESOP account.

Exhibit 10.69
With respect to each such account, the amount of the withdrawal shall be withdrawn by the Trustee from the participant’s fund accounts (as defined in Section 7.1.1) with respect to such account on a pro rata basis.
4.    The first sentence of Section 6 of the Plan shall be amended to read as follows:
The Committee shall establish and maintain a salary reduction contribution (before-tax) account, an Employer basic matching contribution account, an Employer discretionary matching contribution account, and an Employer supplemental matching contribution account with respect to each participant.

5.    The last sentence of Section 23.4 of the Plan shall be amended to read as follows:

Accordingly, matching contributions that are attributable to Roth contributions shall be allocated to the participant’s basic matching contribution account, discretionary matching contribution account, and supplemental matching contribution account pursuant to Section 2.2.1 (as applicable) and shall be subject to all plan provisions relating to such accounts.

Executed on this 18th day of December, 2024.

TRUIST FINANCIAL CORPORATION

By: /s/ Kimberly Moore-Wright

Title: Senior Executive Vice President
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